EXHIBIT 15








November 26, 2002






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 8, 2002, except as to Note 4, which is as of November 26, 2002, on our review of consolidated interim financial information of Pennsylvania Electric Company (the "Company") as of and for the three and six months ended June 30, 2002 and included in the Company's quarterly report on Amended Form 10-Q/A for the quarter then ended is incorporated by reference in its Registration Statements (File Nos. 333-62295, 333-62295-01 and 333-62295-02).

Very truly yours,




PricewaterhouseCoopers LLP




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